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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

               CENTRAL FINANCIAL ACCEPTANCE CORPORATION ANNOUNCES
                   PLAN TO SEPARATE ITS FINANCIAL SERVICES AND
                           INTERNET/TRAVEL BUSINESSES

COMMERCE, CALIFORNIA: December 1, 1999, Central Financial Acceptance Corporation (CFAC:OTCBB) announced today that in order to maximize shareholder value, its Board of Directors had approved a plan to separate the financial services and Internet/travel components of the Company through a sale of the financial services business of the Company. Mr. Cypres, Chairman of the Board, and the majority shareholder of the Company, advised the Board of Directors that he "will form a management group to submit a bid, subject to securing financing, to purchase the financial services business of the Company." Mr. Cypres further stated that "the Board of Directors had created an Independent Committee for the purposes of analyzing, reviewing and negotiating any proposals received in connection with the proposed transactions and making recommendations to the Board of Directors in connection therewith." Mr. Cypres further stated that "the Independent Committee will engage an investment banking firm to advise it and assist in the process of selling the Company's financial services business." Mr. Cypres further added, "because the potential sale of the financial services business of the Company involves a sale of a majority of the tangible assets of the Company, it will be subject to shareholder approval." At September 30, 1999, the net tangible assets of the financial components of the Company's business were approximately $53 million dollars or $7.40 per share.

Mr. Cypres further added that the Company "will seek shareholder approval to change the Company's name to Todisimo, to reflect the Company's growing presence in the Hispanic Internet and travel business." Finally, Mr. Cypres stated that "the Company's Internet travel site has experienced a significant increase in the number of hits it has received as a result of increased advertising, including business advertisements on Star Media and El Sitio, two Hispanic portals." Mr. Cypres added that "Todisimo.com, the Company's Spanish language e-commerce site, has been expanded and presently includes travel, books, electronics and will shortly be adding CD's and gifts."

Central Financial Acceptance Corporation is a specialized consumer finance and travel company that primarily serves the needs of the growing Hispanic population in the United States.

Certain statements in this press release constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference, include, but are not limited to, whether the Independent Committee of the Board of Directors receives a proposal to buy the financial services business of the Company, which it finds acceptable and whether any such transaction is consummated.

Contact:  Gary Cypres, Chairman of the Board, at 323/720-8600.